Exhibit 99.1

VASCO to Expand its Authentication Technology Portfolio with Acquisition of Risk IDS

Risk IDS Provides Risk-Based Authentication and an Intelligent Decision Engine for Improved Fraud Detection and Enhanced Ease of Use.

OAKBROOK TERRACE, IL, May 27, 2014 - VASCO Data Security International, Inc. (NASDAQ:VDSI), a global leader in authentication, digital signatures, and identity management, announced today that it has executed a definitive agreement to acquire Risk IDS, Ltd., a provider of risk-based authentication solutions to the global banking community.

Risk IDS provides online transaction risk management and intelligent authentication decision solutions. The core technology is a Dynamic Challenge Platform that is optimized for stability and high volume. The platform is designed to evaluate the profile of the user requesting access to the system to determine the risk profile associated with the transaction. It features a real-time analysis engine that uses rules and statistical techniques to improve real-time fraud detection. VASCO will integrate Risk IDS’ risk-based authentication technology into future product offerings.

Risk-based authentication provides a more flexible process of authentication to ensure higher risk profiles result in stronger challenges. It allows the application to request additional credentials when the risk level is higher. Contextual information that may be used in risk-based authentication includes user location, device characteristics, transaction amount, and other factors. This method ensures that the appropriate level of authentication is applied to ease the process when only a lower level of security is needed. It will transparently apply more stringent methods when necessary to prevent fraud.

According to T. Kendall Hunt, VASCO’s Chairman and CEO, the acquisition will enhance VASCO’s leadership position in the authentication segment and extend the company’s broad product portfolio. “Our clients face increasingly sophisticated attacks from well-organized criminal hacking organizations that create new attack vectors every day,” said Hunt. “Our focus is to always keep our clients one step ahead of an ever-expanding threat horizon and this is an important move in support of that mission.”

As part of the agreement, key members of Risk IDS will join VASCO. “This acquisition puts Risk IDS within a corporate environment that will ensure the development and international distribution of our software,” said Richard Churchman, Managing Consultant and founder of Risk IDS. “I am delighted to be joining a NASDAQ listed company with a management team that champions entrepreneurial values while continuing to grow a well-respected and effective business.”

Financial terms of the transaction are not being disclosed. The acquisition is not expected to have a material impact on VASCO’s 2014 financial results.

About VASCO

VASCO is a leading supplier of strong authentication and e-signature solutions and services specializing in Internet security applications and transactions. VASCO has positioned itself as a global software company for Internet security serving a customer base of approximately 10,000 companies in more than 100 countries, including approximately 1,700 global financial institutions. VASCO’s primary markets are the financial sector, enterprise security, e-commerce and e-government.

About Risk IDS

Risk IDS develops software security solutions that help financial institutions manage risk in a variety of ePayment channels. Risk IDS focusses on risk-based authentication in eBanking while also having a strong presence in card fraud prevention, eCommerce fraud prevention, acquiring credit risk monitoring and anti-money laundering. Risk IDS has built an impressive client base with banks and payment institutions throughout the world in using their software.

Forward Looking Statements:

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933. These forward-looking statements (1) are identified by use of terms and phrases such as “expect”, “believe”, “will”, “anticipate”, “emerging”, “intend”, “plan”, “could”, “may”, “estimate”, “should”, “objective”, “goal”, “possible”, “potential”, “project” and similar words and expressions, but such words and phrases are not the exclusive means of identifying them, and (2) are subject to risks and uncertainties and represent our present expectations or beliefs concerning future events. VASCO cautions that the forward-looking statements are qualified by important factors that could cause actual results to differ materially from those in the forward-looking statements. These risks, uncertainties and other factors that have been described in our Annual Report on Form 10-K for the year ended December 31, 2013 and include, but are not limited to, (a) risks of general market conditions, including currency fluctuations and the uncertainties resulting from turmoil in world economic and financial markets, (b) risks inherent to the computer and network security industry, including rapidly changing technology, evolving industry standards, increasingly sophisticated hacking attempts, increasing numbers of patent infringement claims, changes in customer requirements, price competitive bidding, and changing government regulations, and (c) risks specific to VASCO, including, demand for our products and services, competition from more established firms and others, pressures on price levels and our historical dependence on relatively few products, certain suppliers and certain key customers. Thus, the results that we actually achieve may differ materially from any anticipated results included in, or implied by these statements. Except for our ongoing obligations to disclose material information as required by the U.S. federal securities laws, we do not have any obligations or intention to release publicly any revisions to any forward-looking statements to reflect events or circumstances in the future or to reflect the occurrence of unanticipated events.